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                     March 2, 2023

       Terence Pegula
       Chief Executive Officer
       East Resources Acquisition Company
       7777 NW Beacon Square Boulevard
       Boca Raton, FL 33487

                                                        Re: East Resources
Acquisition Company
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 14,
2022
                                                            File No. 001-39403

       Dear Terence Pegula:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Daniel J. Harrist, Esq.